Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces New Chief Operating Officer and Joint Venture Manager

Calgary, Alberta - January 15, 2008 - Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) is pleased to announce the appointment of J. Howard Anderson, P.Eng., as Vice-President Engineering and Chief Operating Officer and Richard Moorman, P.Eng., as Joint Venture Manager.

Mark Gustafson, President & CEO of Triangle, states “the hiring of our new COO and JV Manager, with their significant engineering expertise, is a strong complement to our existing management team. Howard is well known from his Canadian Hunter days and he will be invaluable in helping us move our shale gas projects towards commercialization. Since late 2006, Richard has an in-depth knowledge of our Company and his experience, contacts and guidance will be critical for connecting us with the right partners for our three shale projects.”

J. Howard Anderson, Vice-President Engineering and Chief Operating Officer -
Calgary based J. Howard Anderson has been appointed to the position of Vice-President Engineering and Chief Operating Officer effective February 1. Mr. Anderson brings more than 25 years of senior management and petroleum reservoir engineering experience, including a history of adding economic reserves, production and cash flow.

Mr. Anderson’s experience includes:
(i)
Rockyview Energy Inc. (2005 to 2008), a startup junior energy company which increased production from 1,000 barrels of oil equivalent per day (“BOE”)/day to 3,000 BOE/day including significant coalbed methane development. Mr. Anderson was one of the founders and the Vice-President Engineering;

(ii)
APF Energy Inc. (2004 to 2005), during which he was responsible for 7,000 BOE/day within an 18,000 BOE/day enterprise while leading a team of engineering, geoscience, and land professionals to optimize existing properties, acquire new assets, and explore for new opportunities. Mr. Anderson was the Manager, Central Business Unit;

(iii)
Pioneer Natural Resources Canada Inc. (2002 to 2004), a subsidiary of independent exploration and production company Pioneer Natural Resources (NYSE: PXD), where Mr. Anderson shared responsibility for the company’s success in deep underbalanced horizontal Foothills drilling, shallow gas infill development, and medium depth exploitation, resulting in the addition of 4 MMBOE at $6/BOE. Mr. Anderson was the Vice-President Engineering & Development;

Suite 1250, 521 - 3rd Avenue S.W. Calgary, Alberta T2P 3T3

(iv)
Canadian Hunter Exploration Ltd. (1987 to 2002), over which time he participated in and led teams which were responsible for increasing reserves and for identifying and establishing several new high potential areas such as the Brassey field, Ring Border, Mexico’s Burgos basin, Claresholm gas development project, and the Peace Arch areas. Mr. Anderson commenced his career as a District Engineer with Canadian Hunter and was regularly promoted progressing to his final position as Manager, Northern Exploration & Development at the time Burlington Resources Canada Ltd. acquired Canadian Hunter for $2.1 billion in 2001. Continuing with Burlington’s New Ventures group, Mr. Anderson gained exposure to unconventional gas development in both coalbed methane and shale gas before joining Pioneer in 2002; and

(v)
Imperial Oil/Esso Resources Canada Ltd. (1979 to 1987), during which he was developing strong skills in reservoir engineering, resource economics and production operations. Mr. Anderson was a Senior Reservoir/Operations Engineer.

As part of his professional experience, Mr. Anderson has extensive technical industry training, including reservoir engineering, well testing, well logging, reservoir simulation, petroleum geology, and production facilities design. Mr. Anderson received a Bachelor of Science in Engineering Physics (Mechanical/Nuclear) from Queen’s University at Kingston in 1979.

Richard Moorman, Joint Venture Manager -
Houston based Richard Moorman has been appointed to the position of Joint Venture Manager effective immediately. Mr. Moorman is an experienced exploration and production (“E&P”) research analyst and professional petroleum engineer with more than 17 years in oil and gas analysis, reservoir engineering, mergers & acquisitions, and production.

Prior to joining Triangle, Mr. Moorman worked from:
(i)	May to December 2007, Vice-President of Corporate Development at Leor Energy L.P. which was acquired by Encana Corp in November 2007 for $2.5 billion;
(ii)	2006 to 2007, Vice President of Energy Equity Research at Capital One Southcoast where he was responsible for all E&P research and analysis of macro commodity trends for natural gas and crude oil;
(iii)
    2004 to 2006, Senior Analyst at Ross Smith Energy Group, during which time he was responsible for investment recommendations of predominantly US-based E&P companies with particular expertise in unconventional natural gas producers; and

(iv)
    1991 to 2001, over which time he held increasingly senior operations and engineering positions with several leading firms, including Anderson Exploration Ltd., Husky Energy Inc., Navigo Energy Inc., Crestar Energy, Samson Canada, and Amoco Canada.

In connection with his professional experience, Mr. Moorman’s E&P research analyst activities focused on unconventional natural gas plays and emerging technologies. While as an engineer, he utilized detailed reservoir evaluation to identify development opportunities. In addition, Mr. Moorman has presented on several occasions at industry technical conferences on gas shales and tight gas plays and has written extensively on production studies of the Barnett Shale and Cotton Valley formations. Mr. Moorman received a Bachelor of Science Degree in Electrical Engineering from the University of Saskatchewan in 1991 and a Masters of Business Administration from the University of Calgary in 1998.

Suite 1250, 521 - 3rd Avenue S.W. Calgary, Alberta T2P 3T3

About Triangle Petroleum Corporation

Triangle is an exploration company focused on emerging Canadian shale gas projects in Nova Scotia and New Brunswick, and the Fayetteville shale gas project in Arkansas. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Suite 1250, 521 - 3rd Avenue S.W. Calgary, Alberta T2P 3T3